Filed pursuant to Rule 424(b)(3)
Registration No. 333-121996

Prospectus

OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 342,503 SHARES OF
CLASS A COMMON STOCK
FOR 342,503 SHARES OF
CLASS B COMMON STOCK
NACCO INDUSTRIES, INC.

Under the terms of NACCO Industries, Inc.'s certificate of incorporation and a stockholders' agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders' agreement may transfer shares of Class B common stock to the selling stockholders for shares of Class A common stock, on a share for share basis. As a result, the selling stockholders named in this prospectus are offering to transfer from time to time up to 342,503 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders' agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any proceeds from these transactions.

As of the date of this prospectus, the selling stockholders have already exchanged 460,133 shares of Class A common stock registered by the registration statement and prospectus initially filed on July 13, 2001, as amended, and declared effective on November 19, 2001, the registration statement and prospectus initially filed on September 5, 2003, as amended, and declared effective on May 3, 2004, and the registration statement and prospectus initially filed on January 12, 2005, as amended, and initially declared effective on February 7, 2005. The remaining shares of Class A common stock registered by those previously filed registration statements and prospectuses are included in the 342,503 shares of Class A common stock offered by this prospectus. See “Selling Stockholders” beginning on page 6.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “NC.” On March 27, 2017, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $73.65 per share. Our Class B common stock is not publicly traded. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share.
Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the six-month holding period requirement of Rule 144 will not apply.
Please consider carefully the “Risk Factors” beginning on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2017

     You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

i

WHERE YOU CAN FIND MORE INFORMATION
We have filed this prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, or the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of those documents' material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Room of the Commission at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us that is filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call (212) 656-3000. In addition, we make our annual and quarterly reports and other information that we file with the Commission available on our website. The address of our website is http://www.nacco.com. However, other than the information incorporated into this document by reference, the information on our website and the Commission's website is not a part of this prospectus, and you should rely only on the information contained in or incorporated by reference into this prospectus when making a decision to exchange shares of Class B common stock for shares of Class A common stock

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Current Report on Form 8-K filed February 14, 2017; and

•	The descriptions of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986.
We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

     We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, OH 44124-4069, Attention: Secretary, telephone (440) 229-5151. To obtain timely delivery, you must request the information no later than five business days before the date you intend to elect to exchange shares of Class B common stock.

ii

SUMMARY
     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” beginning on page 5. In this prospectus, the terms “NACCO,” “we,” “us” and “our” refer to NACCO Industries, Inc.
NACCO
NACCO Industries, Inc. is an operating holding company with the following principal businesses: mining, small appliances and specialty retail.
North American Coal. Our wholly owned subsidiary, The North American Coal Corporation and its affiliated mining companies, which we refer to in this prospectus collectively as North American Coal, mine coal primarily for use in power generation and provide value-added services for natural resource companies.
Hamilton Beach Brands. Our wholly owned subsidiary, Hamilton Beach Brands, Inc., which we refer to in this prospectus as Hamilton Beach, is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels.
Kitchen Collection. Our wholly owned subsidiary, The Kitchen Collection, LLC, which we refer to in this prospectus as Kitchen Collection, is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States.
NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.
Our principal executive offices are located at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, and our telephone number is (440) 229-5151.
The Exchange Offer
The selling stockholders named in this prospectus are offering to transfer from time to time up to 342,503 shares of our Class A common stock on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders' agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. See “Selling Stockholders” beginning on page 6.
As of February 28, 2017, the participating stockholders under the stockholders' agreement beneficially owned 98% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders' agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders' agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders' agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
Material U.S. Federal Income Tax Consequences
Gain or loss will generally not be recognized by NACCO stockholders who exchange shares of their Class B common stock for shares of Class A common stock held by the selling stockholders. See “Material U.S. Federal Income Tax Consequences” beginning on page 19.
The tax consequences of an exchange will depend on the stockholder's particular facts and circumstances. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Summary Historical Consolidated Financial Data
The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2016 and the balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements and related notes, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The statement of operations and other data for the years ended December 31, 2013 and 2012, and the balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus or incorporated by reference. These consolidated financial statements have been filed with the Commission. See “Where You Can Find More Information” on page ii. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. The following information is only a summary and should be read together with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

	Year Ended December 31
	2016 (1)	2015	2014 (1)	2013	2012 (2)
	(In thousands, except per share data)
Operating Statement Data:
Revenues	$856,438	$915,860	$896,782	$932,666	$873,364
Operating profit (loss)	$41,715	$31,827	$(66,309)	$61,336	$67,642
Income (loss) from continuing operations	$29,607	$21,984	$(38,118)	$44,450	$42,163
Discontinued operations, net of tax(2)	—	—	—	—	66,535
Net income (loss)	$29,607	$21,984	$(38,118)	$44,450	$108,698

Basic earnings (loss) per share:
Continuing operations	$4.34	$3.14	$(5.02)	$5.48	$5.04
Discontinued operations(2)	—	—	—	—	7.93
Basic earnings (loss) per share	$4.34	$3.14	$(5.02)	$5.48	$12.97

Diluted earnings (loss) per share:
Continuing operations	$4.32	$3.13	$(5.02)	$5.47	$5.02
Discontinued operations(2)	—	—	—	—	7.90
Diluted earnings (loss) per share	$4.32	$3.13	$(5.02)	$5.47	$12.92

(1)
During 2014, NACoal recorded a non-cash, asset impairment charge of $105.1 million for Centennial Natural Resource's ("Centennial") long-lived asset group. Centennial ceased active mining operations at the end of 2015. During the third quarter of 2016, North American Coal recorded an additional non-cash impairment charge of $17.4 million related to Centennial's assets.

(2)
During 2012, NACCO spun-off Hyster-Yale Materials Handling, Inc. ("Hyster-Yale"), a former subsidiary. The results of operations of Hyster-Yale are reflected as discontinued operations in the table above.

	Year Ended December 31
	2016	2015	2014	2013	2012
	(In thousands, except per share data, share amounts and employee data)
Balance Sheet Data at December 31:
Total assets	$668,021	$655,408	$770,520	$809,956	$776,306
Long-term debt	$120,295	$160,113	$191,431	$152,431	$135,448
Stockholders' equity	$220,293	$201,138	$211,474	$297,780	$281,331
Other Data:
Per share data:
Cash dividends(1)	$1.0650	$1.0450	$1.0225	$1.0000	$5.3775
Market value at December 31	$90.55	$42.20	$59.36	$62.19	$60.69
Stockholders' equity at December 31	$32.50	$29.42	$29.23	$37.83	$33.68

Actual shares outstanding at December 31	6.779	6.837	7.236	7.872	8.353
Basic weighted average shares outstanding	6.818	7.001	7.590	8.105	8.384
Diluted weighted average shares outstanding	6.854	7.022	7.590	8.124	8.414
Total employees at December 31(2)	3,600	3,600	4,000	4,100	4,300

(1)
2012 cash dividends include a one-time special cash dividend of $3.50 per share. The 25 cent dividend paid in the fourth quarter of 2012 was the first regular quarterly dividend following the spin-off of Hyster-Yale.

(2)	Includes employees of Weston Brands beginning in 2014, Centennial from 2012 to 2014 and the unconsolidated mines for all years presented. Excludes employees of Hyster-Yale for all years presented.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements”. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:

North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, (11) delays or reductions in coal deliveries at North American Coal's newer mines, and (12) increased competition, including consolidation within the industry.

Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.

Kitchen Collection: (1) increased competition, including through online channels, (2) shift in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (3) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (4) changes in costs, including transportation costs, of inventory, (5) delays in delivery or the unavailability of inventory, (6) customer acceptance of new products, (7) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (8) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products.

RISK FACTORS
     Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated into this prospectus by reference, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus by reference.
Risks Related to This Offering
     The voting power of holders of Class B common stock who transfer their shares to the selling stockholders and receive shares of Class A common stock will diminish.
Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.
     The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A common stock for shares of Class B common stock in the exchange offer.
Holders of Class A common stock and holders of Class B common stock vote together on matters submitted to a vote of NACCO's stockholders. Consequently, if holders of Class B common stock transfer their shares of Class B common stock to the selling stockholders, the voting power of the selling stockholders will increase. As of February 28, 2017, the selling stockholders collectively controlled 58.8% of the voting power of outstanding shares of NACCO's common stock based on the number of outstanding shares as of February 28, 2017. As of that date, there were 5,260,048 shares of Class A common stock and 1,570,915 shares of Class B common stock outstanding. If all shares of Class A common stock offered by this prospectus are exchanged for shares of Class B common stock and the selling stockholders act together when voting their shares of Class B common stock, they will control 73.5% of the voting power of outstanding shares of NACCO's common stock based on the number of outstanding shares as of February 28, 2017, as well as the outcome of any class vote of the Class B common stock that requires the vote of at least a majority of the outstanding Class B common stock.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of any shares by the selling stockholders.

SELLING STOCKHOLDERS
     Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of February 28, 2017, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class A common stock owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A common stock offered for exchange by each selling stockholder by this prospectus; and

•
the percentage of ownership of Class A common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus based on the number of shares of Class A common stock outstanding on February 28, 2017.

A total of 342,503 shares of Class A common stock is being offered by this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, or in each case their revocable trusts, and Rankin Associates IV, L.P., or Rankin IV, are offering to exchange the following numbers of shares of Class A common stock: Alfred M. Rankin, Jr., 93,874; Thomas T. Rankin, 52,920; Claiborne R. Rankin, 28,128; Roger F. Rankin, 75,509; and Rankin IV, 92,072. Because each individual selling stockholder or his revocable trust will offer to exchange the shares, both the individual selling stockholder and his trust are listed separately in the tables below. However, each individual, together with his revocable trust, will only offer to exchange the number of shares of Class A common stock listed above and, accordingly, an aggregate of 342,503 shares are being offered for exchange by this prospectus. In the tables below, the disclosure of the beneficial ownership of shares for the individual selling stockholders reflects all shares deemed to be beneficially owned by such selling stockholders (including those shares held in each selling stockholder's revocable trust). The disclosure of the beneficial ownership of shares for each selling stockholder's revocable trust includes only those shares held directly by such trust.
Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock or Class B common stock that will be held by the selling stockholders immediately following the offering. The tables below assume that the beneficial ownership of Class A common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder's revocable trust, will decrease by an aggregate of the number of shares of Class A common stock described above or the number of shares held by such a trust as a result of this offering and that the beneficial ownership of Class B common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder's revocable trust, will increase by the same number of shares of Class B common stock. The tables do not, however, account for any changes in each selling stockholder's beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A common stock or Class B common stock.
As of the date of this prospectus, the selling stockholders have already exchanged 460,133 shares of the Class A common stock offered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.

Class A Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering(1)	Shares Offered Pursuant to this Offering(1)	Shares Beneficially Owned After this Offering(1)	Percentage of Shares Owned After this Offering(1)
Alfred M. Rankin, Jr. (2)	Class A	824,853	93,874	638,907	12.15%
Alfred M. Rankin, Jr., as Trustee of the Main Trust of Alfred M. Rankin Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (2)	Class A	300,191	93,874	206,317	3.92%
Thomas T. Rankin (3)	Class A	487,081	52,920	342,089	6.50%
Thomas T. Rankin, as Trustee under the Agreement, dated December 29, 1967, as supplemented, amended and restated, with Thomas T. Rankin creating a revocable trust for the benefit of Thomas T. Rankin (the “Thomas Rankin Trust”) (3)	Class A	53,085	52,920	165	**
Claiborne R. Rankin (4)	Class A	458,495	28,128	338,295	6.43%
Claiborne R. Rankin, as Trustee under the Agreement, dated June 22, 1971, as supplemented, amended and restated, with Claiborne R. Rankin creating a revocable trust for the benefit of Claiborne R. Rankin (the “Claiborne Rankin Trust”) (4)	Class A	25,768	25,768	—	—
Roger F. Rankin (5)	Class A	518,820	75,509	351,239	6.68%
Roger F. Rankin, as Trustee under the Agreement, dated September 11, 1973, as supplemented, amended and restated, with Roger F. Rankin creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (5)	Class A	75,461	75,461	—	—
Rankin Associates IV, L.P. (1)(6)	Class A	92,072	92,072	—	—

**Less than 1.0%.

(1)Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 92,072 shares of Class A common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 92,072 shares of Class A common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 92,072 shares of Class A common stock held by Rankin IV.

(2)Alfred M. Rankin, Jr.

•	shares with his mother the power to vote and dispose of 9,600 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

•
shares with PNC Bank, N.A. (“PNC”) the power to vote and dispose of 21,286 shares of Class A common stock held by the A.M. Rankin Sr. GST Trusts for the benefit of Alfred M. Rankin, Sr.'s grandchildren;

•
shares with Rankin Management, Inc. ("RMI"), and the other partners of Rankin Associates II, L.P. ("Associates"), the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 92,072 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 92,072 shares of Class A common stock held by Rankin IV;

•	has the sole power to vote and dispose of 300,191 shares of Class A common stock held by the Alfred Rankin Trust;

•	has the sole power to vote and dispose of an additional 14,160 shares of Class A common stock held by him directly in an individual retirement account;

•	is deemed to share with his spouse the power to vote and dispose of 34,936 shares of Class A common stock owned by his spouse;

•	shares with his brother the power to vote and dispose of 14,313 shares of Class A common stock held in trust for the benefit of that brother; and

•
has acquired 63,098 shares of Class B common stock in exchange for 63,098 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Alfred M. Rankin, Jr.'s beneficial ownership of the 92,072 shares of Class A common stock held by Rankin IV, an aggregate of 93,874 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer of NACCO and the Chairman and a Director of NACCO, North American Coal, Hamilton Beach and Kitchen Collection.
(3) Thomas T. Rankin:

•	has sole power to vote and dispose of 53,085 shares of Class A common stock held by the Thomas Rankin Trust;

•	has the sole power to vote and dispose of seven shares, held by him directly in an individual account;

•	is deemed to share with his spouse the power to vote and to dispose of 3,622 shares of Class A common stock owned by his spouse;

•	shares with RMI and the other partners of Associates the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 92,072 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 92,072 shares of Class A common stock held by Rankin IV; and

•
has acquired 27,351 shares of Class B common stock in exchange for 27,351 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Thomas T. Rankin's beneficial ownership of the 92,072 shares of Class A common stock held by Rankin IV, an aggregate of 52,920 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust and conduct any exchange directly. Mr. Thomas T. Rankin is a Director of North American Coal, Hamilton Beach and Kitchen Collection.
(4)     Claiborne R. Rankin:

•	has sole power to vote and dispose of 25,768 shares of Class A common stock held by the Claiborne Rankin Trust;

•	is deemed to share with his spouse the power to vote and dispose of 2,360 shares of Class A common stock owned by his spouse;

•	shares with RMI and the other partners of Associates the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 92,072 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 92,072 shares of Class A common stock held by Rankin IV; and

•
has acquired 27,489 shares of Class B common stock in exchange for 27,489 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Claiborne R. Rankin's beneficial ownership of the 92,072 shares of Class A common stock held by Rankin IV, an aggregate of 28,128 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting in part of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust and conduct any exchange directly.
(5)Roger F. Rankin:

•	has sole power to vote and dispose of 75,461 shares of Class A common stock held by the Roger Rankin Trust;

•
is deemed to share with his spouse the power to vote and dispose of 4,133 shares of Class A common stock held in trust for their child, and 2,246 shares of Class A common stock held in trust for a second child held by his spouse as trustee of both trusts;

•	is deemed to share with his spouse the power to vote and dispose of 6,613 shares of Class A common stock owned by his spouse;

•	shares with RMI and the other partners of Associates the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 92,072 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 92,072 shares of Class A common stock held by Rankin IV; and

•
has acquired 42,734 shares of Class B common stock in exchange for 42,734 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Roger F. Rankin's beneficial ownership of the 92,072 shares of Class A common stock held by Rankin IV, an aggregate of 75,509 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting in part of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust and effect any exchange directly. Mr. Roger F. Rankin is a Director of North American Coal, Hamilton Beach and Kitchen Collection.

(6)    Rankin Associates IV, L.P.: The trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 92,072 shares of Class A common stock held by Rankin IV. Although Rankin IV holds the 92,072 shares of Class A common stock, it does not have any power to vote or dispose of such shares of Class A common stock other than effecting exchanges pursuant to this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of partners owning more than 75% of all partnership interests of Rankin IV. Rankin IV may not transfer Class A common stock, other than pursuant to a share for share exchange to acquire Class B common stock, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin IV and the consent of partners owning more than 75% of all partnership interests in Rankin IV.
Rankin IV has acquired 307,928 shares of Class B common stock in exchange for 307,928 shares of Class A common stock pursuant to an exchange effected pursuant to the registration statement and prospectus related to the exchange offer that was initially declared effective on February 7, 2005.
Each of the selling stockholders is a party to the stockholders’ agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are parties thereto.

     Class B Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of February 28, 2017, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class B common stock owned by each selling stockholder immediately prior to the exchange of shares offered by this prospectus;

•
the number of shares of Class B common stock that each selling stockholder may obtain if all of the shares of Class A common stock that each selling stockholder is offering by this prospectus are exchanged for shares of Class B common stock;

•	the percentage of ownership of Class B common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus; and

•
the percentage of combined voting power of shares of Class A common stock and Class B common stock each selling stockholder will have immediately following the exchange of shares of Class A common stock for Class B common stock offered by this prospectus based on the number of shares of Class A and Class B common stock outstanding on February 28, 2017.

Class B Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering(1)	Shares Offered Pursuant to this Offering(1)	Shares Beneficially Owned After this Offering(1)	Percentage of Shares Owned After this Offering(1)	Percentage of Combined Voting Power of Shares of Class A and Class B Common Stock After this Offering(1)
Alfred M. Rankin, Jr. (2)	Class B	824,961	93,874	1,010,907	64.35%	51.26%
Alfred M. Rankin, Jr., as Trustee of the Alfred Rankin Trust (2)	Class B	44,662	93,874	138,536	8.82%	7.59%
Thomas T. Rankin (3)	Class B	873,172	52,920	1,018,164	64.81%	50.19%
Thomas T. Rankin, as Trustee of the Thomas Rankin Trust (3)	Class B	92,873	52,920	145,793	9.28%	6.95%
Claiborne R. Rankin (4)	Class B	877,611	28,128	997,811	63.52%	49.20%
Claiborne R. Rankin, as Trustee of the Claiborne Rankin Trust (4)	Class B	97,312	25,768	123,080	7.83%	5.87%
Roger F. Rankin (5)	Class B	898,424	75,509	1,066,005	67.86%	52.51%
Roger F. Rankin, as Trustee of the Roger Rankin Trust (5)	Class B	118,125	75,461	193,586	12.32%	9.23%
Rankin Associates IV, L.P. (1)	Class B	307,928	92,072	400,000	25.46%	19.08%

(1)
Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 307,928 shares of Class B common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 307,928 shares of Class B common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 307,928 shares of Class B common stock held by Rankin IV. In addition, as trustee and primary beneficiary of each of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin will share the power to vote the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General Partners of Rankin IV and will share the power to dispose of the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts will be deemed to beneficially own the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer.

(2)Alfred M. Rankin, Jr.:

•	has the sole power to vote and dispose of 44,662 shares of Class B common stock held by the Alfred Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P, which is referred to as Rankin I.;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 307,928 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 307,928 shares held by Rankin IV.

(3)    Thomas T. Rankin:

•	has the sole power to vote and dispose of 92,873 shares of Class B common stock held by the Thomas Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 307,928 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 307,928 shares held by Rankin IV.

(4)    Claiborne R. Rankin:

•	has the sole power to vote and dispose of 97,312 shares of Class B common stock held by the Claiborne Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 307,928 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 307,928 shares held by Rankin IV.

(5)    Roger F. Rankin:

•	has the sole power to vote and dispose of 118,125 shares of Class B common stock held by the Roger Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 307,928 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 307,928 shares held by Rankin IV.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of February 28, 2017 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2016 and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership
Class A Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Dimensional Fund Advisors LP (1) 6300 Bee Cave Road Austin, Texas 78746	Class A	445,222	(1)	—		445,222	(1)	8.46%
Rankin Associates II, L.P. (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	338,295	(2)	—		338,295	(2)	6.43%
Zuckerman Investment Group, LLC (3) 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	Class A	—		334,439	(3)	334,439	(3)	6.36%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	282,637	(4)	—		282,637	(4)	5.37%
FMR LLC (5) 245 Summer Street Boston, Massachusetts 02210	Class A	254,049	(5)	—		254,049	(5)	4.83%
John P. Jumper (6)	Class A	6,358		—		6,358		**
Dennis W. LaBarre (6)	Class A	16,959		—		16,959		**
Michael S. Miller (6)	Class A	427		—		427		**
Richard de J. Osborne (6)	Class A	12,904		—		12,904		**
Alfred M. Rankin, Jr.	Class A	314,351		510,502	(7)	824,853	(7)	15.68%
James A. Ratner (6)	Class A	10,791		—		10,791		**
Britton T. Taplin (6)	Class A	40,773		61,875	(8)	102,648	(8)	1.95%
David F. Taplin (6)	Class A	18,372		100		18,472		**
David B.H. Williams (6)	Class A	8,292		504,941	(9)	513,233	(9)	9.76%
J.C. Butler, Jr.	Class A	74,448		498,461	(10)	572,909	(10)	10.89%
Elizabeth I. Loveman	Class A	4,114		—		4,114		**
R. Scott Tidey	Class A	—		—		—		—
Gregory H. Trepp	Class A	—		—		—		—
All executive officers and directors as a group (32 persons)	Class A	513,972		715,284	(11)	1,229,256	(11)	23.37%

** Less than 1.0%.

(1)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 9, 2017 reported that Dimensional Fund Advisors LP ("Dimensional") may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the "Dimensional Funds"), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 445,222 shares of Class A Common owned by the Dimensional Funds and the sole power to invest 433,922 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(2)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 14, 2017 reported that Associates, which is made up of the individuals and entities holding limited partnership interests in Associates and RMI, the general partner of Associates, may be deemed to be a “group” as defined under the Exchange Act that beneficially owns the 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates.

(3)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 14, 2017 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(4)	A Schedule 13G filed with the SEC with respect to Class A Common on January 30, 2017 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above.

(5)	A Schedule 13G/A filed with the SEC with respect to Class A Common on February 13, 2017 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above.

(6)
Pursuant to our Non-Employee Directors' Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2017. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2017 by taking the amount of such director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2017.

(7)
As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P. ("Rankin IV"). As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 92,072 shares of Class A Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 510,502 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Associates and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(8)
Britton T. Taplin may be deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin may be deemed to share with the other members of Abigail LLC voting and investment power over the 56,120 shares of Class A Common held by Abigail LLC. Mr. Taplin disclaims beneficial ownership of 44,616 shares of Class A Common held by Abigail LLC. Mr. Taplin has pledged 40,743 shares of Class A Common.

(9)
David B.H. Williams may be deemed to be a member of Associates and, accordingly, may be deemed to beneficially own and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Williams may be deemed to share with his spouse voting and investment power over 68,094 shares of Class A Common beneficially owned by his spouse and 6,480 held in trust for the benefit of his children; he disclaims all interest in such shares. Mr. Williams' spouse is a member of Rankin IV, therefore he is deemed to share beneficial ownership of 92,072 shares of Class A Common held by Rankin IV; he disclaims all interest in such shares.

(10)
J.C. Butler, Jr. may be deemed to be a member of Associates and, accordingly, may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 68,094 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler's spouse is a member of Rankin IV, therefore he is deemed to share beneficial ownership of 92,072 shares of Class A Common held by Rankin IV; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(11)
The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. Rankin has disclaimed beneficial ownership in note (7) above; (ii) Mr. B. Taplin has disclaimed beneficial ownership in note (8)

above; (iii) Mr. Williams has disclaimed beneficial ownership in note (9) above; and (iv) Mr. Butler has disclaimed beneficial ownership in note (10) above. As described in note (6) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2017 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(1)	—	(1)	1,542,757	(1)	98.21%
Rankin Associates I, L.P., et al. (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(2)	—	(2)	472,371	(2)	30.07%
Beatrice B. Taplin (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	337,310	(3)	—		337,310	(3)	21.47%
Rankin Associates IV, L.P., et al. Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		307,928		19.60%
John P. Jumper	Class B	—		—		—		—
Dennis W. LaBarre	Class B	100		—		100		**
Michael S. Miller	Class B	—		—		—		—
Richard de J. Osborne	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	44,662	(4)	780,299	(4)	824,961	(4)	52.51%
James A. Ratner	Class B	—		—		—		—
Britton T. Taplin	Class B	—		—		—		—
David F. Taplin	Class B	15,883		—		15,883		1.01%
David B.H. Williams	Class B	—		789,494	(5)	789,494	(5)	50.26%
J.C. Butler, Jr.	Class B	—		789,494	(6)	789,494	(6)	50.26%
Elizabeth I. Loveman	Class B	—		—		—		—
R. Scott Tidey	Class B	—		—		—		—
Gregory H. Trepp	Class B	—		—		—		—
All executive officers and directors as a group (32 persons)	Class B	60,645	(7)	798,689	(7)	859,334	(7)	54.70%

** Less than 1.0%.

(1)
A Schedule 13D/A filed with the SEC with respect to Class B Common on February 14, 2017 ("the Stockholders 13D") reported that, except for NACCO and PNC Bank, N.A., as depository, the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 1,542,757 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 98.21% of the Class B Common outstanding on February 28, 2017 or 73.57% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, NACCO may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.

(2)
A Schedule 13D/A filed with the SEC with respect to Class B Common on February 14, 2017 reported that Rankin Associates I, L.P. "Rankin I" and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.

(3)
Beatrice B. Taplin has the sole power to vote and dispose of 337,310 shares of Class B Common held in trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders' agreement.

(4)
Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (2) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. The trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act. Mr. Rankin may be deemed to be a member of the Rankin IV group as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 307,928 shares of Class B Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 780,299 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.

(5)
David B.H.Williams' spouse is a member of Rankin I and Rankin IV; therefore, he may be deemed to share beneficial ownership of 780,299 shares of Class B Common held by Rankin I and Rankin IV. Mr. Williams' spouse also owns 9,195 shares of Class B Common, which are held in trust. Mr. Williams disclaims beneficial ownership of all shares held by Rankin I, Rankin IV and his spouse's personal trusts.

(6)
J.C. Butler, Jr.'s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 780,299 shares of Class B Common held by Rankin I and Rankin IV. Mr. Butler's spouse also owns 9,195 shares of Class B Common, which are held in trust. Mr. Butler disclaims beneficial ownership of all shares held by Rankin I, Rankin IV and his spouse's personal trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders' agreement.

(7)
The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Rankin has disclaimed beneficial ownership in note (4) above, Mr. Williams has disclaimed beneficial ownership in note (5) above and Mr. Butler has disclaimed beneficial ownership in note (6) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. and is married to the sister of David B.H. Williams's spouse. David B.H. Williams is the son-in-law of Alfred M. Rankin, Jr. and is married to the sister of Mr. Butler's spouse. The combined beneficial ownership of the foregoing persons equals 1,331,611 shares, or 25.32%, of the Class A Common and 1,196,544 shares, or 76.17%, of the Class B Common outstanding on February 28, 2017. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,389,486 shares, or 26.42%, of the Class A Common and 1,196,644 shares, or 76.17%, of the Class B Common outstanding on February 28, 2017. Such shares of Class A Common and Class B Common together represent 63.69% of the combined voting power of all Class A Common and Class B Common outstanding on such date.
THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
Under the terms of NACCO's certificate of incorporation and a stockholders' agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. Pursuant to the terms of the stockholders' agreement to which each of the selling stockholders is a party, and NACCO's certificate of incorporation, however, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders in exchange for shares of Class A common stock, on a share for share basis. The selling stockholders are offering to exchange up to 342,503 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. As of the date of this prospectus, the selling stockholders have already exchanged 460,133 shares of Class A common stock registered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.
In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be a party to the stockholders' agreement and must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO's certificate of incorporation and the stockholders' agreement. As of February 28, 2017, the participating stockholders under the stockholders' agreement beneficially owned 98.21% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders' agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders' agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders' agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus. In connection with any exchange of Class B common stock to the selling stockholders, we may require from each holder of Class B common stock documents that evidence the permitted nature of the exchange under NACCO's certificate of incorporation.
The Class A common stock offered for exchange by the selling stockholders is entitled to one vote per share. The Class B common stock that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.
Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.
Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.
We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.
Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for, us.
Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

Accounting Treatment
For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
No Appraisal or Dissenters’ Rights
In connection with the selling stockholders’ offer to exchange up to 342,503 shares of Class A common stock, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following sets forth the material U.S. federal income tax consequences of an exchange by holders of shares of Class B common stock of NACCO for shares of Class A common stock of NACCO pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of U.S. federal, state, local, foreign and other tax laws.
     Tax Consequences of an Exchange
Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to NACCO, for U.S. federal income tax purposes:

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gain or loss will generally not be recognized by the holders of shares of Class B common stock upon the exchange of their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus;

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the aggregate adjusted tax basis of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B common stock exchanged for those shares of Class A common stock; and

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the holding period of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will include the holding period of the holder’s shares of Class B common stock exchanged for that Class A common stock.

     Considerations with Respect to Discussion and Tax Opinion
The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:
The opinion addresses only the specified material U.S. federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.
The opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, (1) certain U.S. expatriates, (2) stockholders that hold NACCO Class A or Class B common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.
The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.
The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of February 28, 2017, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise NACCO or the holders of Class B common stock of such changes.
The opinion assumes that holders of Class B common stock hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.
The opinion assumes that each exchange of Class B common stock for Class A common stock will be consummated in accordance with the descriptions contained in this prospectus.
The opinion assumes that the fair market value of the Class A common stock to be received in any exchange and the fair market value of the Class B common stock to be delivered in any exchange will be approximately equal in value.
The opinion assumes that none of the Class B common stock transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B common stock in connection with the exchange.

The opinion assumes that NACCO and the holders of Class B common stock who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.
The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from NACCO, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.
The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.

LEGAL MATTERS
The validity of the shares of Class A common stock offered for exchange hereby has been passed upon for NACCO by Charles A. Bittenbender, its former Vice President, General Counsel and Secretary. Mr. Bittenbender beneficially owned 16,404 shares of our Class A common stock as of February 28, 2017.

EXPERTS

The consolidated financial statements of NACCO Industries, Inc. and Subsidiaries appearing in NACCO Industries, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including schedules appearing therein), the effectiveness of NACCO Industries, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2016 and the combined financial statements of The Unconsolidated Mines of the North American Coal Corporation have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements and NACCO Industries, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.